EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

	State or Other Jurisdiction of Incorporation	Percentage Owned
Parent
Square 1 Financial, Inc.	Delaware	N/A

Subsidiaries(1)
Square 1 Bank	North Carolina	100%
Square 1 Ventures, LLC	Delaware	100%

Subsidiary of Square 1 Bank(1)
Square 1 Asset Management, Inc.	North Carolina	100%

(1)
Operations of Square 1 Financial, Inc.’s wholly owned direct subsidiary, Square 1 Bank, and Square 1 Bank’s wholly owned subsidiary are included in Square 1 Financial, Inc.’s consolidated financial statements.